Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Investor Relations:

Brinlea Johnson

212-551-1453

brinlea@blueshirtgroup.com

Media Relations:

Anne Marshall

425-372-3464

amarshall@drugstore.com

drugstore.com, inc. Resolves New Jersey Sales and Use Tax Case

BELLEVUE, Wash., April 27, 2009— drugstore.com, inc. (NASDAQ: DSCM), a leading online retailer of health, beauty, vision, and pharmacy products, today announced that they have reached a resolution with the State of New Jersey, regarding sales and use taxes owed by the Company for the years 2000 to early 2008.

The Company has paid an aggregate of approximately $1.7 million based on two assessments for sales and use tax, interest, and penalties for January 1, 2000 through February 22, 2008, in full satisfaction of its obligations for sales and use taxes for those years. The Company had previously accrued $2.9 million for this liability. In conjunction with this resolution, the Company will withdraw its appeal of a trial court decision issued in February 2008 that rejected the Company’s assertion that it was not obligated to collect and remit use taxes for sales it made to New Jersey residents.

“We are pleased that after almost seven years we were able to reach a resolution with the State of New Jersey that satisfies both parties and allows us to focus on growing our business,” said Dawn Lepore, chief executive officer and chairman of the board of drugstore.com, inc. “The benefit of approximately $1.2 million from these events will be recorded in the first quarter of 2009.”

About drugstore.com, inc.

drugstore.com, inc. (NASDAQ: DSCM) is a leading online retailer of health, beauty, vision, and pharmacy products. Our portfolio of brands includes: drugstore.com(TM), Beauty.com(TM) and VisionDirect.com(TM). All are accessible from http://www.drugstore.com and provide a convenient, private, and informative shopping experience while offering a wide assortment of more than 45,000 products at competitive prices.

The drugstore.com pharmacy is certified by the National Association of Boards of Pharmacy (NABP) as a Verified Internet Pharmacy Practice Site (VIPPS) and operates in compliance with federal and state laws and regulations in the United States.